GOVERNMENT OF THE
                           COMMONWEALTH OF PUERTO RICO
                               DEPARTMENT OF STATE

     Grant of Industrial Tax Exemption to GLAMOURETTE FASHION MILLS, INC. (hereinafter referred to as "applicant" or "grantee"), Case No. 95-8-I-97, pursuant to the terms of Act No. 8 of January 24, 1987, as amended.

                                     DECREE

     WHEREAS, Act No. 8 of January 24, 1987, as amended (hereinafter referred to as "the Act"), empowers the Secretary of State of the Commonwealth of Puerto Rico to grant tax exemption from specified taxes to eligible industries when it is proved to the satisfaction of the Secretary of State that the applicant has established, or will establish, an eligible industry as defined in the Act and that the same will be in the best interests of the Commonwealth of Puerto Rico.

     WHEREAS, the Secretary of State of the Commonwealth of Puerto Rico, after having examined the findings of fact and conclusions of the Special Examiner, the report of the Acting Director of the Office of Industrial Tax Exemption, and other documents relative to this case, is of the opinion that the applicant has proved that it will operate an eligible industry within the meaning of the Act and that the same will be in the best interests of the Commonwealth of Puerto Rico.

     NOW, THEREFORE, BE IT DECREED BY THE SECRETARY OF STATE OF THE COMMONWEALTH OF PUERTO RICO, that the applicant, Glamourette Fashion Mills, Inc., be hereby granted tax exemption in accordance with the applicable terms of the Act, covering the production of full fashioned and circular knit sweaters and other related products, such as, but not limited to, dresses, skirts and pants, provided that the operations shall be carried out substantially as described in the application;

     BE IT FURTHER DECREED, that pursuant to Section 9(j)(5) of the Act, the Secretary of State of the Commonwealth of Puerto Rico hereby authorize the Director of the Office of Industrial Tax Exemption to carry on administrative duties of all nature, with respect to grants of tax exemption issued under the provisions of the Acts No. 6 of December 15, 1953, 57 of June 13, 1963, 26 of June 2, 1978, and 8 of January 24, 1987, as amended, including with respect to Act No. 8, supra, the approval or denial of any amendment of tax exemption or grants for property devoted to industrial development, but excluding the authority to approve or deny tax exemptions grants to manufacturing or service units and any other duty specifically bestowed upon her by the aforementioned Acts;

     BE IT FURTHER DECREED, that the grantee herein shall be entitled to an exemption period of fifteen (15) years in view of the location of the exempted business at the municipality of Quebradillas, Puerto Rico, and that the effective dates of said tax exemption shall be December 31, 1995 for income tax purposes, and January 1, 1996 for property tax purposes.

     BE IT FURTHER DECREED, that the effective date of this grant for municipal license tax purposes will be July 1, 1996. Accordingly, on July 1, 1996, grantee will pay municipal license tax on forty percent (40%) of the volume of business derived during its preceding accounting year (or part thereof) and reflected in the volume of business declaration required to be filed on April 15, 1996;

     BE IT FURTHER DECREED, that this grant shall be subject to the condition that grantee reaches a minimum annual dollar volume of production of full fashioned and circular knit sweaters and other related products, such as, but not limited to, dresses, skirts and pants of not less than $18,000,000.00 within one (1) year after the approval of the grant;

     BE IT FURTHER DECREED, that this grant shall be subject to the condition that if grantee generates industrial development income of more than one million dollars ($1,000,000) during any taxable year, it shall pay a special surtax of
 .00075 of the exempted business' sales volume which shall never be greater than one-half of one percent (.005) of the net industrial development income and the same shall form a part and be remitted to the Secretary of the Treasury together with their annual income tax return;

     BE IT FURTHER DECREED, that the grantee shall make all possible efforts to buy from local manufacturers all the products, components, equipment, machinery and materials necessary for its operations;

     BE IT FURTHER DECREED, that this grant of tax exemption shall become retroactively null and void unless the grantee shall file with the Office of Industrial Tax Exemption, within ninety (90) days after the receipt of this grant by the grantee, a duly notarized and sworn declaration wherein the grantee expresses its unconditional acceptance of this grant and of all the conditions, provisions, and findings which are an integral part hereof;

     BE IT FURTHER DECREED, that grantee must surrender its grant in Case No. 92-8-IT-2(77-57-I-80) as of December 30, 1995 for income tax purposes, December 31, 1995 for property tax purposes and June 30, 1996 for municipal license taxes;

     BE IT FURTHER DECREED, that as an essential condition to the issuance and continuance of this decree, the grantee must comply with an employment requirement of a minimum of one thousand one hundred and thirty-three (1,133) direct employees within twenty-four (24) months from the effective date of this grant in its location, by December 31, 1997; provided, that commencing with calendar year 1998, compliance with said employment requirement shall be determined on an average annual basis, using the weekly employment level and the calendar year for this purpose, and the average employment level shall likewise apply during the partial calendar year of operations prior to the date of ceasing operations under the grant; and, further provided, that anything herein to the contrary notwithstanding, if a reduction of employment occurs below said employment requirement, during the time compliance is determined by average annual employment or average employment as aforesaid, the Grantee shall give the appropriate notices or file an application requesting approval, as the case may be, within a reasonable time after the end of the calendar year in which such reduction occurred;

     BE IT FURTHER DECREED, that the grantee must always comply with the employment requirement of the preceding clause, except in cases of unforeseen circumstances, which may cause a reduction of employment beyond the control of the grantee, at which occurrence or at the earliest date when such occurrence is contemplated, the grantee is subject to one of the following alternatives.

     1. If the reduction represents less than 10% of the employment requirement, grantee has no obligation to notify the Office of Industrial Tax Exemption of said reduction.

     2. If the reduction represents 10% or more but less than 25% of the employment requirement, grantee shall notify the Office of Industrial Tax Exemption, with copy to the Department of Labor and Human Resources of Puerto Rico and the Economic Development Administration, of said reduction of employees on a sworn statement sent by certified mail with return receipt requested, or in the alternative, should file said sworn statement personally at the Office of Industrial Tax Exemption with copy to the Department of Labor and Human Resources of Puerto Rico and the Economic Development Administration.

     3. If the reduction represents 25% or more of the employment requirement, the grantee must file to the satisfaction and acceptance, which acceptance shall not be unreasonably withheld, with the Office of Industrial Tax Exemption a sworn application, with copy to the Department of Labor and Human Resources of Puerto Rico and the Economic Development Administration, requesting approval of the Office of Industrial Tax Exemption for said reduction; PROVIDED, that the Office of Industrial Tax Exemption shall make a written determination within sixty (60) days of the date of receipt and acceptance of such application as to whether the grantee shall be deemed to be in compliance with the employment requirement taking into consideration such reasonable grounds for reduction of employment, as for example, but not limited to, strikes, war, action of a government or the elements, or any other reasonable cause beyond the control of the grantee, and if the grantee is not given notice of such determination by the Office of Industrial Tax Exemption within said sixty (60) days, the grantee shall without further action or formality, be deemed to be in compliance with such employment requirement; PROVIDED FURTHER, that it may, in lieu of the cancellation of the decree in those cases in which the reduction of 25% or more of the employment requirement is not approved:

          a) reduce the rate of tax exemption proportionately in a ratio which bears the relation between the reduced employment to the employment requirement; and/or

          b) approve a temporary reduction of the employment requirement when the circumstances so merit by negotiating any other reasonable condition satisfactory both to the grantee and the Government of Puerto Rico, and, a waiver of the employment requirement will be granted when in the judgment of the pertinent Government agencies such terms of the negotiation further the purposes of industrial development under this Act;

     BE IT FURTHER DECREED, that the grantee shall make all possible efforts to hire its production workers from the unemployed labor force listed in the Employment Service Division of the Bureau of Employment Security of the Department of Labor and Human Resources of the Commonwealth of Puerto Rico;

     BE IT FURTHER DECREED, that the provisions of Section 7 of Act No. 8, supra, be and they hereby are waived with respect to the products heretofore manufactured by the grantee in the industrial unit covered by the grants in Cases Nos. 77-57-I-80 and 92-8-IT-2(77-57-I-80);

     BE IT FURTHER DECREED, that the provisions of Section 7 of Act No. 8, supra, be, and they hereby are, waived, and that the grantee be authorized, and the grantee hereby is, authorized to utilize the land buildings, machinery and equipment, inventory, supplies, trademarks and marketing outlets previously utilized by the industrial unit of the grantee in Case Nos. 77-57-I-80 and 92-8-IT-2(77-57-I-80);

     BE IT FURTHER DECREED, that pursuant to Section 2(g) of Act No. 8, supra, the Secretary of State of the Commonwealth of Puerto Rico authorizes the grantee to enter into subcontracting agreement under which subcontractors in Puerto Rico or in qualified countries in the Caribbean Basin, as defined in Section 936(d)(4)(B) of the Internal Revenue Code of 1986, as amended, may undertake assembly, stitching, and finishing operations relating to the grantee's products; provided, however, that such subcontracting agreement shall not affect or reduce the grantee's employment obligations under this grant.

     BE IT FURTHER DECREED, that any industrial development income accumulated prior to July 30, 1992 shall be taxed upon distribution or in the event of liquidation in accordance without the provisions of Act No. 57 of June 13, 1963, as amended, and in accordance with the terms and conditions of a Closing Agreement with the Secretary of the Treasury dated June 30, 1993;

     BE IT FURTHER DECREED, that any industrial development accumulated from July 30, 1992 to December 30, 1995, shall be taxed upon distribution or in the event of liquidation in accordance with the provisions of Section 3(m) of Act No. 8, supra, and the provisions of the Order in Case No. 92-8-IT-2(77-57-I-80);

     BE IT FURTHER DECREED, that from the effective date of this grant on December 31, 1995 and until December 31, 1997, the grantee shall enjoy a reduction equal to 1% in the basic tollgate tax rate with respect to the industrial development income earned in any year for every additional fifty (50) direct workers employed during said year in excess of the annual average of 784 persons required by the terms of this grant, according to the following chart:

  Average Annual              Tollgate Without           Tollgate With
    Employment                 25% Investment            25% Investment
---------------------       --------------------       -------------------
  784 to   833 persons              5%                         2%
  834 to   883 persons              4%                         1%
  884 to   933 persons              3%                         0%
  934 to   983 persons              2%
  984 to 1,033 persons              1%
1,034 or more persons               0%

     BE IT FURTHER DECREED, that upon distribution of dividends from the industrial development income accumulated by the grantee after December 31, 1997 and during the balance of the exemption period under this grant, the grantee shall be exempted from the requirement that it withhold any pay to the Secretary of the Treasury ten percent (10%) of said distributions pursuant to the provisions of Section 4(a) of Act No. 8, supra; PROVIDED, that should the grantee fail to maintain in any year after December 31, 1997 an average employment level of not less than one thousand one hundred and thirty-three (1,133) direct employees, computed as provided herein, the grantee shall not be entitled to distribute dividends from the industrial development income earned in said year at the zero tollgate tax rate provided in this clause, but the same shall be subject to tollgate taxes in increments of 1% for progressive reductions in the grantee's employment level below the required annual average of not less than one thousand one hundred thirty three (1,133) direct workers, and will continue to enjoy zero tollgate treatment at certain employment levels if it invest 25% of its industrial development income, in accordance with the following chart;

   Average Annual                Tollgate Tax               Tollgate With
     Employment                       Rate                  25% Investment
---------------------         --------------------       -------------------
1,033 to 1,132 persons                 1%                          0%
  933 to 1,032 persons                 2%                          0%
  884 to   932 persons                 3%                          0%
  834 to   883 persons                 4%                          1%
  784 to   833 persons                 5%                          2%

    BE IT FURTHER DECREED, that the continuance of this grant of tax exemption shall be conditional upon compliance by the grantee with such regulations and requirements as the Environmental Quality Board of the Commonwealth of Puerto Rico has heretofore promulgated and may hereafter promulgate, relative to the control of water, air, ground and any other environmental pollution, and which may be applicable to the manufacturing operations of the grantee;

    BE IT FURTHER DECREED, that the tax exemption granted herein shall be applicable only to the property directly used in connection with the production of the manufactured products hereinbefore listed and to the industrial development income (as defined in the Act) derived from the production of said manufactured products which gives rise to the exemption provided by this decree, and such other property specifically declared exempt by the Act;

    BE IT FURTHER DECREED, that said tax exemption shall include exemption to the extent provided in the Act from all commonwealth taxes, and from license fees and other municipal taxes levied by any ordinance of any municipality, except as otherwise hereinbefore provided in this decree;

    BE IT FURTHER DECREED, that there shall be excluded from the scope of the tax exemption the operation of retail stores; all wholesale transactions other than the original sale at the factory price of the product manufactured; and, the providing of any services in connection with the sales of the products;

    BE IT FURTHER DECREED, that the tax exemption shall not include exemption from:

         a. Workman's compensation premiums as provided by law;
         b. Fees for motor vehicle licenses or plates;
         c. Taxes levied under Act No. 286, of April 6, 1946;
         d. License fees or excises levied under the Excise Tax Act of Puerto Rico, approved October 8, 1987; PROVIDED, that the attention of the grantee hereof is called to the fact that it may avail itself, to the extent applicable and while in force or otherwise modified, of certain exemptions contained in the Excise Act of Puerto Rico such as, among others, those contained in Section 3.012 thereof;

    BE IT FURTHER DECREED, that as a condition to the continuance of the tax exemption hereby granted the grantee shall be required, in conformance with
Section 10 of Act No. 8 supra, to file with the Secretary, regardless of its gross or net income, an annual income tax return, separate from any other return it is required to file, in relation to the business operations of the trade that is the object of the exemption and in accordance with the Income Tax Act in force; the exempted business shall also be required to keep in Puerto Rico the accounting records relative to its operations separately, as well as the necessary records and files, and to make and submit such sworn statements, and comply with the rules and regulations in force for the proper fulfillment of the purposes of this Act and that the Secretary may prescribe from time to time in connection with the levying and collection of all kinds of taxes; every exempted business shall file duly completed reports and surveys for the preparation of statistic and economic studies that from time to time may be requested by the administrator in the performance of his duties; Provided further, that the grantee shall file duly completed reports that may be requested by the Office of the Commissioner of Financial Institutions;

    BE IT FURTHER DECREED, that the Secretary of the Treasury of the Commonwealth of Puerto Rico shall determine for each taxable year covered by this exemption what property and what income the grantee has used in, or derived from the industrial operations hereby declared tax exempt, PROVIDED, that nothing obtained herein shall deprive the grantee of it right to administrative and judicial review of such determinations of the Secretary of the Treasury of the Commonwealth of Puerto Rico available by Constitution, Law or Regulation;

    BE IT FURTHER DECREED, that this grant of tax exemption shall be subject to the continuing condition that grantee shall be required to keep its corporate books and accounts in Puerto Rico;

    BE IT FURTHER DECREED, that the Secretary of the Treasury of the Commonwealth of Puerto Rico, in determining what property has been used in and that income has been derived from the industrial operations of the grantee hereby declared tax exempt, may review the accounts and records of the grantee to determine that all purchase prices, sales prices, rates of lease, overhead or any other cost allocations, and all other prices, rates, and cost allocations are fixed on the basis of normal business operations and not for the purposes of avoiding taxes ordinarily chargeable to activities not within the scope of the industrial operations hereby declared tax exempt or of charging to the operations hereby declared tax exempt or of charging to the operations carried on outside of Puerto Rico; PROVIDED, that wherever the Secretary of the Treasury of the Commonwealth of Puerto Rico finds that such rates or charges are made for the purposes of extending the coverage of the tax exemption beyond the scope of the industrial operations hereby declared tax exempt he shall make such seasonable adjustments as necessary for the purpose of calculating the amount of taxes payable by the grantee, if any, and he shall make such recommendations to the Secretary of State as to such other action as may be taken under the provisions of Section 8(c)(1) of the Act and the Rules and Regulations promulgated hereunder; PROVIDED, that nothing contained herein shall deprive the grantee of its right to administrative and judicial review of such determination of the Secretary of the Treasury of the Commonwealth of Puerto Rico available by constitution, Law, or Regulation;

    BE IT FURTHER DECREED, that the grantee shall operate the business covered by this grant in good faith and in accordance with the principles of normal business operations, and shall not willfully attribute to the operations and accounts for the activities covered by this grant, activities carried on in Puerto Rico or any other place which are not part of the operations of the tax exempt business covered by this grant;

    BE IT FURTHER DECREED, that the tax exemption hereby granted shall expire according to the effective date fixed in the grant in accordance with the provisions of the Act, unless previously terminated by revocation in accordance with the applicable provisions of the Act;

    BE IT FURTHER DECREED, that upon acceptance of this grant of tax exemption, the grantee recognizes that it shall be required to comply with all the relevant provisions of the Act, and all rules and regulations promulgated by the Director of the Office of Industrial Tax exemption and approved by the Governor and/or the Secretary of State in accordance with the provisions of Section 9(I) of the Act, regardless of whether or not said provisions are specifically mentioned in this grant of tax exemption; PROVIDED, however, that this decree shall upon its acceptance by grantee constitute a contract between the Commonwealth of Puerto Rico and the grantee;

    BE IT FURTHER DECREED, that upon receipt of properly certified copies of this grant of tax exemption, the Director of the Office of Industrial Tax exemption shall immediately forward a copy to the grantee.

SIGNED AND ACKNOWLEDGED: R.F. NO. 96-118

/s/ Norma E. Burgos
-------------------
Norma E. Burgos
Secretary of State

/s/ Lourdes I. De Pierluisi
---------------------------
Lourdes I De Pierluisi
Assistant Secretary for Services

THIS 17TH DAY OF SEPTEMBER OF 1996

                                GOVERNMENT OF THE
                           COMMONWEALTH OF PUERTO RICO
                       OFFICE OF INDUSTRIAL TAX EXEMPTION


     Report of the Special Examiner on the application for industrial tax exemption of GLAMOURETTE FASHION MILLS, INC., Case No. 95-8-I-97, pursuant to the terms of Act No. 8 of January 24, 1987, as amended.

     On December 26, 1995, an application for industrial tax exemption was filed by Glamourette Fashion Mills, Inc., requesting a grant of tax exemption under the provisions of Act No. 8 of January 24, 1987, as amended, covering the production of full fashioned and circular knit sweaters and other related products, such as, but not limited to, dresses, skirts and pants.

     Petitioner is currently a grantee of tax exemption, as extended in Case No. 92-8-IT-2(77-57-I-80), for the production of ladies', girls', men's and boys full fashioned and circular knit sweaters and leotards. The date of commencement of operations of the original grant was July 30, 1977, for a period of fifteen
(15) years; then the grant was extended for ten (10) additional years pursuant to Section 3(m) of Act No. 8 of January 24, 1987, as amended (the Act). The extension was effective on July 30, 1992 for income and property tax purposes, and on July 1, 1992 for municipal license tax purposes. It has an average employment requirement of 784 persons in Quebradillas, Puerto Rico.

     Copies of the application were referred to the government agencies in the regular manner.

     Proper notices of the filing of the application have been published in the January 18, 1995 and January 21, 1995 issues of the daily newspapers "El Nuevo Dfa" and The San Juan Star, respectively. No one appeared within the time provided by said notices to raise any objection to the granting of the application and no written opposition has been filed with the Special Examiner.

     Based on the sworn application, the evidence, affidavits and other papers submitted by the applicant, as well as the investigations and report of the Economic Development Administration, the Special Examiner hereby makes the following findings of fact and conclusions of law:

FINDINGS OF FACT

     1.  Organization and Ownership

     The applicant, Glamourette Fashion Mills, Inc., is a corporation organized under the laws of Delaware and duly qualified to do business in Puerto Rico. It is a wholly-owned subsidiary of Hampshire Designers, Inc. of South Carolina, which in turn is a wholly owned subsidiary of Hampshire Group, Limited.

     2.  Land and Buildings

     The applicant utilizes four (4) buildings at the municipality of Quebradillas, Puerto Rico, with a total area of 199,766 square feet and it requires another building with an area of 23,051 square feet, for a total of 222,817 square feet.

     3.  Machinery and Equipment

     The machinery and equipment currently utilized in the proposed operation of the industrial unit of the applicant is valued at approximately $2,796,228 and for the proposed expansion it will acquire new machinery and equipment valued at $973,760.00 within a year.

     4.  Description of Products - Manufacturing Process - Production - Market

     The applicant will engage in the production of full fashioned and circular knit sweaters and other related products, such as, but not limited to, dresses, skirts and pants.

     The manufacturing process involved in the production of said products is fully described in the report of the Economic Development Administration, Finding of Fact No. 7, hereof.

     The present annual sales value of the products is $31,232,000.00 and it is expected to increase to $37,018,000.00 within one (1) year.

     The products will be sold in the United States.

     5.  Employment

     The applicant expects to employ approximately 784 persons, and under the proposed new grant it commit to employ 1,133 persons at an annual payroll of $13,412,000.00 within twenty-four (24) months from its effective date.

     6.  Effect on U.S. Economy - Other Considerations

     According to the sworn application, no enterprise under common or related ownership with the applicant corporation has had any substantial labor relations problems within the past two years; the applicant nor any of its stockholders has or has had in the past any proprietary interest in the amount of 25% or more in any tax exempt enterprise which was or is engaged in a substantially similar economic activity, except as stated in Findings of Fact No. 7, hereof; the applicant will not use any physical facilities including, but not limited to land, buildings, machinery, equipment, inventories, supplies, trademarks, patents and marketing outlets having a value of $25,000 or more previously used by a predecessor exempted business, except as stated in findings of Fact No. 7, hereof; and, finally, the proposed operation in Puerto Rico will not substantially and adversely affect the employees of an enterprise in the United States under common or related ownership.

                                                             February 8, 1996


         REPORT THE ECONOMIC DEVELOPMENT ADMINISTRATION ON THE REQUEST FOR
           INDUSTRIAL TAX EXEMPTION OF GLAMOURETTE FASHION MILLS, INC.
                               CASE NO. 95-8-I-97

     Petitioner is a Delaware corporation, duly authorized to do business in Puerto Rico on June 24, 1977 pursuant to File No. 5152-F. It is a wholly-owned subsidiary of Hampshire Designers, Inc., of South Carolina, which in turn is a wholly owned subsidiary of Hampshire Group, Limited.

     Petitioner is currently a grantee of tax exemption, as extended in Case 92-8-IT-2(77-57-I-80), for the production of ladies', girls', men's and boys' full fashioned and circular knit sweaters and leotards. The date of commencement of operations of the original grant was July 30, 1977, for a period of 15 years; then the grant was extended for 10 additional years pursuant to Section 3(m) of Act No. 8 of January 24, 1987, as amended (the Act). The extension was effective on July 30, 1992 for income and property tax purposes, and on July 1,1992 for municipal license tax purposes. It has an average employment requirement of 784 persons in Quebradillas, Puerto Rico.

     On this occasion petitioner requests a new grant of tax exemption to continue the production of full fashioned and circular knit sweaters and other related products, such as but not limited to, dresses, skirts and pants, under the provisions of Section 2(e)(11) and 7(b)(3) of the Act.

     The manufacturing process of the above products is described by petitioner in the ANNEX.

     The present annual sales value of the products is $31,232,000 and it is expected to increase to $37,018,000 within one year. Petitioner's employment requirement under its present grant is 784 persons, and under the proposed new grant it commits to employ 1,133 persons with an annual payroll of $13,412,000 within 24 months from its effective date. The machinery and equipment currently utilized is valued at approximately $2,796,228 but it has indicated that for the proposed expansion it will acquire new machinery and equipment valued at $973,760 within one year. Petitioner occupies four PRIDCO's buildings with an area of 199,766 square feet in Quebradillas and it requires another building with an area of 23,051 square feet, for a total of 222,817 square feet.

     This Administration confirms that the above products comply with the definition of Section 2(g) and are covered under the provisions of Section 2(e)(11) of the Act.

     In view of the above described expansion of petitioner's operations, the substantial increase in employment, the additional investment and location of these operations, this Administration recommends that petitioner be granted a new grant of tax exemption, for the production of full fashioned and circular knit sweaters and other related products, such as but not limited to, dresses, skirts and pants, under the provisions of Section 2(e)(11) of the Act, since it will be in the best social and economic interest of Puerto Rico, effective on December 31, 1995 for income, January 1, 1996 for property, and July 1, 1996 for municipal license taxes.

     This Administration further recommends that pursuant to Section 7(a)(4) and
(b)(3) of the Act, petitioner be waived from compliance without the provisions of said Section 7 with regard to its previous products and to the machinery and equipment of the industrial units previously exempted.

     Petitioner further indicates that it requires the flexibility of being able to subcontract the assembling and finishing of the products to contract manufacturers, not only in Puerto Rico but also in Caribbean Basin Countries designated as eligible countries pursuant to Section 936(d)(4)(B) of the U.S. Internal Revenue Code of 1986, as amended. Wherefore, it requests that the following special clause be included in its new grant:

          "Be it further decreed, that pursuant to Section 2(g) of Act No. 8, the Secretary of State authorizes the grantee to enter into subcontracting agreements under which subcontractors in Puerto Rico or in qualified countries in the Caribbean Basin, as defined in Section 936(d)(4)(B) of the Internal Revenue Code of 1986, as amended, may undertake assembly, stitching, and finishing operations relating to the grantee's products; provided however, that such subcontracting agreements shall not affect or reduce the grantee's employment obligations under this grant;"

     This Administration recommends that petitioner be authorized to subcontract in Puerto Rico and the Caribbean Basin countries, and that the above special clause be included in its grant, since it is in the best interest and furthers the policy of economic development and regional cooperation of Puerto Rico.

     Petitioner also requests that its grant include several special clauses regarding the withholding ('tollgate') taxes of Section 4(a) of the Act, by which it will enjoy a zero tollgate tax rate, without investment if its annual average employment is 1,133, effective December 31, 199l7. It also requests that the sliding scale approved in its current grant in Case 92-8-IT-2 be incorporated to this new grant and remain in effect from December 31, 1995 to December 31, 1997. Wherefore, petitioner has submitted the following clauses regarding the above tollgate tax treatment:

          "Be it further decreed, that from the effective date of this grant on December 31, 1995 and until December 31, 1997, the grantee shall enjoy a reduction equal to 1% in the basic tollgate tax rate with respect to the industrial development income earned in any year for every additional 50 direct workers employed during said year in excess of the annual average of 784 persons required by the terms of this grant, according to the following chart:

    Average Annual
      Employment               Tollgate Without            Tollgate With
       (Persons)                25% Investment             25% Investment
  -------------------        --------------------        --------------------
   784 to   833                     5%                         2%
   834 to   883                     4%                         1%
   884 to   933                     3%                         0%
   934 to   983                     2%
   984 to 1,033                     1%
 1,034 or  more                     0%

     Be it further decreed, that upon distribution of dividends from the industrial development income accumulated by the grantee after December 31, 1997 and during the balance of the exemption period under this grant, the grantee shall be exempted from the requirement that it withhold and pay to the Secretary of the Treasury 10% of said distributions pursuant to the provisions of Section 4(a) of Act No. 8, provided, that should the grantee fail to maintain in any year after December 31, 1997 an average employment level of not less than 1,133 direct employees, computed as provided herein, the grantee shall not be entitled to distribute dividends from the industrial development income earned in said year at the zero tollgate tax rate provided in this clause, but the same shall be subject to tollgate taxes in increments of 1% for progressive reductions in the grantee's employment level below the required annual average of not less than 1,133 direct workers, and will continue to enjoy zero tollgate treatment at certain employment levels if it invest 25% of its industrial development income, in accordance with the following chart:

   Average Annual
     Employment                   Tollgate                 Tollgate With
     (Persons)                    Tax Rate                 25% Investment
 -------------------         --------------------        -------------------
  1,033 to 1,132                    1%                           0%
    933 to 1,032                    3%                           0%
    884 to   932                    3%                           0%
    834 to   883                    4%                           1%
    784 to   833                    5%                           2% "

     Petitioner wants also to clarify that both current and liquidating distributions of industrial development income (IDI) accumulated prior to July 30, 1992 would be taxed upon liquidation in accordance with the provisions of Act No. 57 of June 13, 1963, as amended (Act No. 57), and in accordance with the terms and conditions of a Closing Agreement with the Secretary of the Treasury dated June 30, 1993.

     During the extension period, and in accordance with the provisions of
Section 3(m) of the Act, both current and liquidating distributions of IDI accumulated during this period are subject to a 5% tollgate tax rate, which can be reduced at higher employment levels, with or without 25% investment. In the event petitioner's industrial unit maintained an average employment level in excess of 1,034 direct workers during this period, distributions are fully exempted from tollgate taxes, without any investment required. Complying with a 25% investment requirement, distributions are fully exempted from tollgate taxes at an employment level of between 884 and 933 direct workers.

     Pursuant to the above, petitioner requests that the following clauses be included in its new grant:

          "Be it further decreed, that any industrial development income accumulated prior to July 30, 1992 shall be taxed upon distribution or in the event of liquidation in accordance with the provisions of Act No. 57, and with the terms and conditions of a Closing Agreement with the Secretary of the Treasury dated June 30, 1993;

          "Be it further decreed, that any industrial development income accumulated from July 30, 1992 to December 30 1995, shall be taxed upon distribution or, in the event of liquidation, in accordance with the provisions of Section 3(m) of the Act, and the provisions of the Order in Case 92-8-IT-2(77-57-I-80);"

     After evaluating the above four special clauses related to the withholding or tollgate taxes, pursuant to the provisions of Section 4(a)(7) of the Act, this administration recommends that same be included in petitioners new grant.

     This Administration further recommends that a special employment clause submitted by petitioner be included in the new decree to be granted. Finally, since petitioner is a going concern in operation, the special clause regarding commencement of production is not applicable to this case.

/s/ Jaime Morgan-Stubbe
------------------------------
Jaime Morgan-Stubbe
Administrator

Manufacturing processes:                                      ANNEX

                         GLAMOURETTE FASHION MILLS, INC.
                               CASE NO. 95-8-I-97

            "FULL FASHIONED/CIRCULAR KNIT SWEATERS/RELATED PRODUCTS.

     Natural and man-made yarns (Dralon and Mycrolon yarns, both acrylic and cotton) are received at the plant and stored in the yarn warehouse.

     Yarn is distributed to flat knitting machines as required. Ribs, cuffs, placket and collar are produced by these machines.

     Yarn is also received in the full fashion knitting operations, as well as ribs and cuffs. Sweater bodies and sleeves are knitted to shape in the Full Fashion Knitting Department.

     Bodies, sleeves, collars and trimming are assembled and 100% inspected in the Greige Assembly Department.

     The dye operation includes bagging sweaters for dyeing, piece dyeing sweaters, washing sweaters (when dyed yarn is used), and drying sweaters.

     Dyeing inspection operations consists of 100% inspection for dyeing defects.

     All necessary trimming that cannot be set to sweaters in the company's Assembly department are added in the Stitching Department.

     Lamp Examine-the company inspects 100% again for stitching and knitting defects. After Lamp Examine, the sweaters are transferred for final pressing. Once they are final pressed, they are 100% inspected for dimension and other defects. Hang tags are added, and the sweaters are bagged as per specification and packed.

     The sweaters are then forwarded to the Port of San Juan for shipping to final destination in the United States.

     ALL PRODUCTS.

     Because of technological advances, market changes, changes in the customers' needs and specifications, style and model changes and variations, and other factors, from time to time (a) there may be changes in the materials used involving the use of additional material, elimination of materials, replacement of materials, and/or performing of additional operations on such materials, and
(b) any of the above-described materials may be obtained from outside sources, contracted out to the other parties or produced in-plant or elsewhere, as the company's needs require, and (c) the above manufacturing processes and operations may vary with operations being added, modified or eliminated as is appropriate for the company's needs, and (d) machinery and equipment may be used, modified, added or eliminated as the processing and needs require. Products may be sold at various stages of the processing, as is appropriate for use as replacement parts, repair parts or for other uses.

     The company may produce the products covered by the grant as a contractor, with title to the materials and finished products being held by other parties, or as manufacture, with the company holding title to the materials and the finished products, or a combination of both methods."

CONCLUSIONS OF LAW

     The applicant in the present case has requested tax exemption covering the production of full fashioned and circular knit sweaters and other related products, such as, but no limited to, dresses, skirts and pants, pursuant to the provisions of Sections 2(d)(2), 2(e)(11) and 7(b)(3) of Act No. 8 of January 24, 1987, as amended (hereinafter referred to as the "Act").

     The applicant's manufacturing activities will fall within the definition of Designated Article No. (11) of Section 2(e) of the Act.

     It has been determined that the products under consideration qualify as "manufactured products" within the definition of Section 2(g) of the Act.

     In view of the foregoing, the Special Examiner is of the opinion that the present applicant is eligible for tax exemption under the provisions of Sections 2(d)(2) and 2(e) Designated Article No. (11) and 7(b)(3) of the Act, covering the production of the above mentioned products, subject to the condition that the applicant reaches an annual dollar volume of production of full fashioned and circular knit sweaters and other related products, such as, but not limited to, dresses, skirts and pants, of not less than $18,000,000.00 within one (1) year after the approval of the grant.

     Petitioner requests its grant includes the following clauses:

     "BE IT FURTHER DECREED, that this grant of tax exemption shall be null and void and without any effect whatsoever unless the grantee begins the manufacture on a commercial scale of any of the products within one (1) year after the date this grant is approved by the Governor of the Commonwealth of Puerto Rico, or such longer period of time as may be allowed by the governor of the Commonwealth of Puerto Rico, at the request of the grantee;

     BE IT FURTHER DECREED, that as an essential condition to the issuance and continuance of this decree, the grantee must comply with an employment requirement of a minimum of one thousand one hundred and thirty-three (1,133) direct employees within twenty-four (24) months from the effective date of this grant in its location, by December 31, 1997; provided, that commencing with calendar year 1998, compliance with said employment requirement shall be determined on an average annual basis, using the weekly employment level and the calendar year for this purpose, and the average employment level shall likewise apply during the partial calendar year of operations prior to the date of ceasing operations under the grant; and, further provided, that anything herein to the contrary notwithstanding, if a reduction of employment occurs below said employment requirement, during the time compliance is determined by average annual employment or average employment as aforesaid, the Grantee shall give the appropriate notices or file an application requesting approval, as the case may be, within a reasonable time after the end of the calendar year in which such reduction occurred;

     BE IT FURTHER DECREED, that the grantee must always comply with the employment requirement of the preceding clause, except in cases of unforeseen circumstances, which may cause a reduction of employment beyond the control of the grantee, at which occurrence or at the earliest date when such occurrence is contemplated, the grantee is subject to one of the following alternatives:

     1. If the reduction represents less than 10% of the employment requirement, grantee has no obligation to notify the Office of Industrial Tax Exemption of said reduction;

     2. If the reduction represents 10% or more but less than 25% of the employment requirement, grantee shall notify the Office of Industrial Tax Exemption, with copy to the Department of Labor and Human Resource of Puerto Rico and the Economic Development Administration, of said reduction of employees on a sworn statement sent by certified mail with return receipt requested, or in the alternative, should file said sworn statement personally at the Office of Industrial Tax Exemption with copy to the Department of Labor and Human Resources of Puerto Rico and the Economic Development Administration;

     3. If the reduction represent 25% or more of the employment requirement, the grantee must file to the satisfaction and acceptance, which acceptance shall not be unreasonably withheld, with the Office of Industrial Tax Exemption a sworn application, with copy to the Department of Labor and Human Resources of Puerto Rico and the Economic Development Administration, requesting approval of the Office of Industrial Tax Exemption for said reduction; PROVIDED, that the Office of Industrial Tax Exemption shall make a written determination within sixty (60) days of the date of receipt and acceptance of such application as to whether the grantee shall be deemed to be in compliance with the employment requirement taking into consideration such reasonable grounds for reduction of employment, as for example, but not limited to, strikes, war, action of a government or the elements, or any other reasonable cause beyond the control of the grantee, and if the grantee is not given notice of such determination by the Office of Industrial Tax Exemption within said sixty (60) days, the grantee shall without further action or formality, be deemed to be in compliance with such employment requirement; PROVIDED FURTHER, that it may, in lieu of the cancellation of the decree in those cases in which the reduction of 25% or more of the employment requirement is not approved:

          a) reduce the rate of tax exemption proportionately in a ratio which bears the relation between the reduce employment to the employment requirement; and/or

          b) approve a temporary reduction of the employment requirement when the circumstances so merit by negotiating any other reasonable condition satisfactory both to the grantee and the Government of Puerto Rio, and, a waiver of employment requirement will be granted when in the judgment of the pertinent Government agencies such terms of the negotiation further the purposes of industrial development under this Act;

     BE IT FURTHER DECREED, that the grantee shall make all possible efforts to hire its production workers from the unemployed labor force listed in the Employment Service Division of the Bureau of Employment Security of the Department of Labor and Human Resources of the Commonwealth of Puerto Rico;

     BE IT FURTHER DECREED, that the provisions of Section 7 of Act No. 8 supra, be and they hereby are waived with respect to the products heretofore manufactured by the grantee in the industrial unit covered by the grants in Cases Nos. 77-57-I-80 and 92-8-IT-2(77-57-I-80);

     BE IT FURTHER DECREED, that the provisions of Section 7 of Act No. 8, supra, be, and they hereby are, waived, and that the grantee be authorized, and the grantee hereby is, authorized to utilize the land, buildings, machinery and equipment, inventory, supplies, trademarks and marketing outlets previously utilized by the industrial unit of the grantee in Case Nos. 77-57-I-80 and 92-8-IT-2(77-57-I-80);

     BE IT FURTHER DECREED, that pursuant to Section 2(g) of Act No. 8, supra, the Secretary of State of the Commonwealth of Puerto Rico authorizes the grantee to enter into subcontracting agreements under which subcontractors in Puerto Rico or in qualified countries in the Caribbean Basin, as defined in Section 936(d)(4)(B) of the Internal Revenue Code of 1986, as amended, may undertake assembly, stitching, and finishing operations relating to the grantee products; provided, however, that such subcontracting agreements shall no affect or reduce the grantee's employment obligations under this grant

     BE IT FURTHER DECREED, that any industrial development income accumulated prior to July 30, 1992 shall be taxed upon distribution or in the event of liquidation in accordance with the provisions of Act No. 57 of June 13, 1963, as amended, and in accordance with the terms and conditions of a Closing Agreement with the Secretary of the Treasury dated June 30, 1993

     BE IT FURTHER DECREED, that any industrial development accumulated from July 30, 1992 to December 30, 1995, shall be taxed upon distribution or in the event of liquidation in accordance with the provisions of Section 3(m) of Act No. 8, supra, and the provisions of the Order in Case No. 92-8-IT-2(77-57-I-80);

     "BE IT FURTHER DECREED, that from the effective date of this grant on December 31, 1995 and until December 31, 1997, the grantee shall enjoy a reduction equal to 1% in the basic tollgate tax rate with respect to the industrial development income earned in any year for every additional fifty (50 direct workers employed during said year in excess of the annual average of 784 persons required by the terms of this grant, according to the following chart

    Average Annual             Tollgate Without           Tollgate With
      Employment                25% Investment            25% Investment
----------------------        --------------------    -------------------
  784 to   833 persons               5%                        2%
  834 to   883 persons               4%                        1%
  884 to   933 persons               3%                        0%
  934 to   983 persons               2%
  984 to 1,033 persons               1%
1,034 or more persons                0%

     BE IT FURTHER DECREED, that upon distribution of dividends from the industrial development income accumulated by the grantee after December 31, 1997 and during the balance of the exemption period under this grant, the grantee shall be exempted from the requirement that it withhold any pay to the Secretary of the Treasury ten percent (10%) of said distributions pursuant to the provisions of Section 4(a) of Act No. 8, supra; PROVIDED, that should the grantee fail to maintain in any year after December 31, 1997 an average employment level of not less than one thousand one hundred and thirty-three (1,133) direct employees, computed as provided herein, the grantee shall not be entitled to distribute dividends from the industrial development income earned in said year at the zero tollgate tax rate provided in this clause, but the same shall be subject to tollgate taxes in increments of 1% for progressive reductions in the grantee's employment level below the required annual average of not less than one thousand one hundred thirty three (1,133) direct workers and will continue to enjoy zero tollgate treatment at certain employment level if it invests 25% of its industrial development income, in accordance with the following chart

    Average Annual                 Tollgate Tax             Tollgate With
      Employment                      Rate                 25% Investment
----------------------         --------------------      -------------------
1,033 to 1,132 persons                 1%                         0%
  933 to 1,032 persons                 2%                         0%
  884 to   932 persons                 3%                         0%
  834 to   883 persons                 4%                         1%
  784 to   833 persons                 5%                         2% "

     The Office of Industrial Tax Exemption concurs with the Economic Development Administration and recommends the inclusion of the clause, as requested; except the special clause regarding commencement of production which is not applicable because petitioner is a going concern operation.

     WHEREAS, on February 2, 1996, petitioner amended its application to substitute this clause

     "BE IT FURTHER DECREED, that from effective date of this grant on December 31, 1995 and until December 31, 1997, the grantee shall enjoy a reduction equal to 1% in the basic tollgate tax rate with respect to the industrial development income earned in any year for every additional fifty (50) direct workers employed during said year in excess of the annual average of 784 persons required by the terms of this grant, according to the following chart;

    Average Annual             Tollgate Without         Tollgate With
 Employment Investment          25% Investment          25% Investment
-----------------------      --------------------       --------------
  784 to   833 persons               5%                       2%
  834 to   883 persons               4%                       1%
  884 to   933 persons               3%                       0%
  934 to   983 persons               2%
  984 to 1,033 persons               1%
1,034 or more persons                0%

     In view of the location of the industrial unit, the applicant is eligible for a tax exemption period of fifteen (15) years, pursuant to the terms of
Section 3(d) and (e) of the Act.